EXIBIT 99.2

[NTL Logo]


                NTL TO LIST SHARES ON THE NEW YORK STOCK EXCHANGE

                  Shares to trade under the ticker symbol "NLI"


     New York, New York, October 19, 2000 - NTL Incorporated (NASDAQ and EASDAQ:
NTLI), one of Europe's largest broadband telephone, TV and Internet communications companies, announced today that it intends to list its shares on the New York Stock Exchange (NYSE) later this month under the ticker symbol "NLI." Concurrent with the NYSE listing, NTL will withdraw its listing on the Nasdaq Stock Market.

     "NTL has grown significantly in the past couple of years, enhancing our service and product offerings and expanding our European customer base to approximately eight million," said Barclay Knapp, NTL's Chief Executive Officer. "Given our size and the scope of our business, it is now appropriate for NTL to list our shares on the New York Stock Exchange."

     Mr. Knapp added, "Increasing our visibility in the U.S. and European capital markets is an important part of our growth strategy and we believe that listing on the NYSE, as well as continuing our efforts in seeking a European listing, will enhance our ability to execute on our expansion efforts. In addition, we believe that this listing will afford additional operating flexibility and a more liquid transaction currency to more aggressively pursue our strategic growth initiatives."

     "By listing on the New York Stock Exchange, NTL is joining a growing list of leading global corporations in the world's fastest growing and most technologically advanced capital market," said Richard A. Grasso, Chairman and CEO of the New York Stock Exchange. "We are delighted and honored to welcome NTL Inc. to the Exchange."


About NTL

- NTL uses state-of-the-art technology to deliver telephone, TV, Internet and interactive services to UK homes and businesses

-    22  million  homes  watch  ITV,  C4  and  C5  thanks  to  NTL's   broadcast
     transmission network and 12 million homes are within its fibre-optic broadband network

- NTL helped pioneer digital TV and is involved in digital terrestrial, cable and satellite. It launched the UK's first interactive service in March 1999

- NTL's national telecoms network carries such names as Virgin, Orange and AT&T

-    NTL  is  increasingly  a  significant   broadband  player  in  Europe  with
     businesses in Ireland, France, Germany and Switzerland, as well as South-East Asia and Australia

- In May 2000, NTL completed its acquisition of the consumer and direct business operations of Cable & Wireless Communications


Please contact:

In the US:
John Gregg, Senior Vice President - Chief Financial Officer
Richard Lubasch, Executive Vice President - General Counsel
Bret Richter, Vice President - Corporate Finance and Development
Amy Minnick, Investor Relations
Tel:  (212) 906-8440, or via e-mail at investor_relations@ntli.com

In the UK
Alison Kirkwood   Tel:  01256 752662
Malcolm Padley    Tel:  01256 753408